Exhibit 99.1

Contacts:	W. Benjamin Moreland, CFO
Jay Brown, Treasurer
Crown Castle International Corp.
713-570-3000

CROWN CASTLE INTERNATIONAL ANNOUNCES

PROPOSED SECURITIZATION

MAY 17, 2005 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE: CCI) announced today that certain of its indirect subsidiaries intend to offer, in a private transaction, up to $1.9 billion of Senior Secured Tower Revenue Notes, Series 2005-1. The issuing subsidiaries will be special purpose entities that hold substantially all of the U.S. towers of Crown Castle. Crown Castle expects that the notes will be rated investment grade. The offering is being structured as an issuance of debt securities, the servicing and repayment of which is expected to be made solely from the cash flow from the operation of the U.S. towers that are part of the transaction. The terms of the securities are expected to allow excess cash flow from the operation of the towers to be available to Crown Castle for general corporate purposes.

Crown Castle expects to use the net proceeds received from this offering to tender for all of its outstanding 10 3/4% Senior Notes, 9 3/8% Senior Notes, 7.5% Senior Notes and 7.5% Series B Senior Notes, to redeem its outstanding 9% Senior Notes, 9 1/2% Senior Notes, 10 3/8% Senior Discount Notes and 11 1/4% Senior Discount Notes and to repay its outstanding Crown Castle Atlantic credit facility. The balance of the net proceeds is expected to be available for general corporate purposes. The offering is not conditioned upon the receipt of a minimum amount of notes under the tender offer. Crown Castle anticipates that upon the consummation of the offering and a successful tender offer, it will have significantly more flexibility to invest its cash flow following debt service. There can be no assurance that the offering will be consummated or that the tender offer will be successful.

News Release continued:

This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which any such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The notes will be offered to qualified institutional buyers under Rule 144A, to persons outside of the United States under Regulation S and to institutional investors that are Accredited Investors under Rule 501. The notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding (i) the dollar amount to be raised through the proposed notes offering, (ii) the investment grade rating of the notes, (iii) the use of proceeds from the notes offering, and (iv) the effect of the notes offering on our utilization of cash. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 68 of the top 100 United States markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 10,600 and over 1,300 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle visit: http://www.crowncastle.com.

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